AGREEMENT AND MUTUAL RELEASES

     THIS AGREEMENT AND MUTUAL RELEASES (the “Agreement”) is made as of December 1, 2001 between Stan Gang (“Gang”) and AlphaNet Solutions, Inc. (“AlphaNet” or the “Company”).

     WHEREAS, Gang was employed by AlphaNet as its chief executive officer and is chairman of the board of AlphaNet;

     WHEREAS, Gang resigned from his position as chief executive officer of AlphaNet effective December 1, 2001 and remains Chairman of the Board of Directors; and

     WHEREAS, AlphaNet has agreed to provide Gang with certain payments and benefits subject to the terms and conditions set forth in this Agreement;

     WHEREAS, this Agreement supersedes all prior agreements between the parties;

     NOW, THEREFORE, AlphaNet and Gang hereby agree as follows:

     1.   Resignation as Chief Executive Officer.

           (a)     Gang resigned from his position as chief executive officer of AlphaNet effective December 1, 2001. Notwithstanding the foregoing, Gang agrees to remain an employee of AlphaNet whose sole responsibility is to make himself reasonably available from time to time to the Chief Executive Officer and Board of Directors of the Company for consultation with reasonable notice and at times mutually agreeable to the parties during regular business hours on policy and significant and material developments and planning for the Company. Gang shall be entitled to make himself available, at his option, by telephone or other electronic method as he shall reasonably determine and need not provide consultation from any particular location or at any particular time except as aforesaid nor shall the Company require him to make himself available at such times, as Gang shall notify the Company in advance that he is on vacation or is otherwise unavailable. Gang will not be required to participate in the day to day operations of the business.

           (b)     Notwithstanding anything to the contrary, as of December 1, 2002 Gang hereby waives any and all compensation and benefits to which employees of AlphaNet or any successor of AlphaNet would be otherwise entitled. Gang’s sole compensation and benefits as an employee is limited to the compensation and benefits specifically set forth in this Agreement.

     2.   Compensation.   Gang agrees that as of the date of signing of this Agreement he has received all salary and any other compensation or fringe benefits due him from AlphaNet, and agrees that he has no further claims against AlphaNet or any successor of AlphaNet for salary or any other compensation or benefits, except as specifically set forth in this Agreement. Moreover, Gang understands and agrees that his employment with AlphaNet hereunder is for a limited duration and shall terminate by its terms, no later than March 1, 2005, and no earlier at the option of Gang than September 1, 2003; provided however, that (i) Gang shall forfeit the right to any compensation beyond any amounts paid to him as of the date of his termination of this Agreement; and (ii) nothing herein shall be deemed to limit any right that Gang or his family may have to COBRA coverage following the date of his termination of this Agreement, at his own cost and expense, provided that Gang shall be required to pay the premium on said COBRA coverage.

     3.    Certain Payments.   In consideration of the agreement by Gang to provide the services in this Agreement including the releases given by Gang to AlphaNet in Paragraphs 9 through 11 of this Agreement, AlphaNet agrees to pay Gang the sum of Three Hundred Seventy-Five Thousand Dollars ($375,000.00), less standard withholdings and authorized deductions, an amount to which Gang is not otherwise entitled. This payment will be payable as follows: (i) Three Hundred Seventy-Three Thousand Two Hundred Dollars ($373,200.00) shall be paid in equal installments in accordance with AlphaNet’s regular payroll cycle, during the period from March 1, 2002 through August 31, 2003; and (ii) One Thousand Eight Hundred Dollars ($1,800.00) shall be paid in equal installments on the first of March 1, 2004, August 1, 2004 and March 1, 2005. The payments made pursuant to this Agreement are in consideration of the promises made hereunder and the payments due pursuant to this Agreement shall be due and payable notwithstanding the death or disability of Gang, and, Gang shall have no responsibility to mitigate damages pursuant to this Agreement and no moneys received by Gang from other employment or other sources whatsoever before or after the date hereof shall in any way set off or effect or reduce the obligations to make payment to him pursuant to this Agreement.

     4.   Continuation of Gang’s Health Insurance.

           (a)      In additional consideration of the promises made by Gang in this Agreement, including the releases given by Gang to AlphaNet in Paragraphs 9 through 11 of this Agreement, AlphaNet will continue to pay the cost of Gang’s health insurance for family coverage covering Gang and Simone Messing pursuant to the terms of the Employees health plan less the employee contribution rate, for the period from March 1, 2002 through the earlier of February 28, 2005, or until Gang is re-employed and/or covered under another group health plan. During the period from March 1, 2002 through February 28, 2005 or until he is re-employed and/or covered under another group health plan, Gang shall be responsible for the employee contribution portion of his health insurance benefits to the same extent as the executive officers of AlphaNet have been in accordance with company policy as in effect from time to time.

           (b)      It is contemplated that the health insurance to be provided to Gang pursuant to this Paragraph 4 shall be the same as provided to executive officers of AlphaNet in accordance with company policy as may be amended from time to time. Notwithstanding any release given hereunder the Company shall not be relieved of its obligations to provide health insurance to Gang as required under this paragraph 4.

     5.    Use of AlphaNet Vehicle.   In additional consideration of the promises made by Gang in this Agreement, including the releases given by Gang to AlphaNet in Paragraphs 9 through 11 of this Agreement, AlphaNet agrees to continue to make payments on the lease of a 2000 Mercedes S430 (“S430”) for Gang’s exclusive use for a period of eighteen (18) months commencing on March 1, 2002 and ending on August 31, 2003. AlphaNet will raise no objection in the event Gang advises the lessor of the S430 of his intention to extend the lease beyond August 31, 2003 provided that he shall do so in his own name and at his own cost and expense. Gang represents that he has returned any other vehicles leased by AlphaNet for Gang’s benefit to AlphaNet on or before March 1, 2002.

     6.    Use of Office Space.   In additional consideration of the promises made by Gang in this Agreement, including the releases given by Gang to AlphaNet in Paragraphs 9 through 11 of this Agreement, AlphaNet agrees that Gang may continue to occupy his current office at AlphaNet’s Iselin, New Jersey learning center (the “Iselin Office”) for a period of eighteen (18) months commencing on March 1, 2002 and ending on August 31, 2003. Notwithstanding the foregoing, if AlphaNet surrenders its Iselin Office for any reason whatsoever prior to August 31, 2003, neither AlphaNet nor any other party will be under any obligation to provide Gang with an office at any replacement office space that may be obtained or at any of other office location.

     7.    Reimbursement of Legal Fees.   After delivery by Gang to the Company of an originally executed copy of this Agreement, the Company shall promptly reimburse Gang for the legal fees incurred by him in connection with the preparation and negotiation of this Agreement up to a maximum amount of $10,000, upon presentation of appropriate invoice(s) therefor.

     8.    Gang’s Equity Interest in AlphaNet.  Gang represents and acknowledges that he currently owns 1,967,300 shares of common stock of AlphaNet.

     9.    Cooperation and Ongoing Assistance by Gang In Disputes Involving AlphaNet.   Gang shall cooperate with and assist AlphaNet and its management as shall be reasonably requested in connection with any dispute or litigation in which AlphaNet is or becomes involved. Such cooperation shall include providing information, submitting to depositions, providing testimony and general cooperation to assist AlphaNet in advancing and defending its position with reference to any matter. Notwithstanding any release given hereunder, for so long as Gang remains a director and employee of AlphaNet, AlphaNet shall continue to provide indemnification to Gang with respect to past and future conduct to the same extent as provided to other directors and employees of AlphaNet in accordance with Company by-laws, certificate of incorporation and Company policy and to be covered by the Company’s liability insurance respecting officers and directors, as in effect from time to time.

     10.   Releases by Gang and AlphaNet.

           (a)      Gang Release.   In consideration of the representations and covenants undertaken by AlphaNet, including without limitation the payments and benefits described in Paragraphs 3 through 6 of this Agreement, Gang for and on behalf of himself and his heirs, administrators, executors successors, assigns and attorneys (the “GANG RELEASEES”) fully, finally and forever hereby releases, discharges, and promises not to sue AlphaNet and its affiliates and related companies, and any and all of their current or former directors, officers, members, employees, attorneys, representatives, insurers, agents, successors, and assigns (individually and collectively the “ALPHANET RELEASEES”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, which against the ALPHANET RELEASEES, the GANG RELEASEES ever had, now have, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever. This includes, without limitation, (i) any claims for compensation, salary, bonus or similar benefit, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit, and (ii) any claims under any federal, state, or local law, regulation, or ordinance, including without limitation any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act or the New Jersey Conscientious Employee Protection Act.

           (b)      AlphaNet Release.   Subject to Gang’s full and faithful compliance with the obligations imposed on him on this Agreement, AlphaNet, for and behalf of itself and the AlphaNet Releasees fully, finally and forever hereby releases, discharges and promises not to sue the GANG RELEASEES from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever, including attorneys’ fees and costs, in law or in equity, which against the GANG RELEASEES said ALPHANET RELEASEES ever had, now have, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever.

     11.    Older Worker Benefit Protection Act Disclosure.   Gang recognizes that as part of his agreement to release any and all claims against the ALPHANET RELEASEES, he is releasing claims for age discrimination under the Age Discrimination in Employment Act, although Gang has never asserted such claims. Accordingly, he has a right to reflect upon this Agreement for a period of twenty-one (21) days before executing it, and he has an additional period of seven (7) days after executing this Agreement to revoke it under the terms of the Older Worker Benefit Protection Act. This Agreement shall be effective upon the expiration of the seven (7) day revocation period. By his signature below, Gang represents and warrants that he has been advised to consult with an attorney of his own choosing (and has so consulted), that he has been given a reasonable amount of time to consider this Agreement, and that if he signs this Agreement prior to the expiration of the twenty-one (21) day review period, he is voluntarily and knowingly waiving his twenty-one (21) day review period.

     12.    New Jersey LAD, FLA and CEPA Statutes Waiver.   Gang recognizes that as part of his agreement to release any and all claims against the ALPHANET RELEASEES, he is releasing claims under the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and the New Jersey Conscientious Employee Protection Act, although he has never asserted such claims. By his signature below, Gang represents and warrants that he has been advised to consult with an attorney of his own choosing (and has so consulted) and that he has been given a reasonable amount of time to consider this Agreement and his release of claims pursuant to this Agreement.

     13.    Indemnification for Claims Filed by Gang or AlphaNet respecting Released Claims.   If Gang or any of the GANG RELEASEES files a complaint, charge or lawsuit (as respects Gang) against AlphaNet or any of the ALPHANET RELEASEES, or if AlphaNet or any of the ALPHANET RELEASEES files a complaint, charge or lawsuit (as respects ALPHANET) against Gang or any of the GANG RELEASEES regarding any of the claims released herein, Gang or AlphaNet as applicable shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, as well as any liability incurred by such party arising out of said lawsuit or claim, including without limitation the attorneys’ fees of any party against whom he has filed such a complaint, charge, or lawsuit.

     14.    Return of AlphaNet’s Property.   Gang represents that with the exception of a key to the Iselin Office, he has returned all property of AlphaNet in his possession, including but not limited to all of his office keys, access cards, corporate credit cards, pagers and all other property previously provided to him at any time by AlphaNet. Nothing in this paragraph 13 shall be deemed to require Gang to return those documents and information concerning the operations of the Company that he shall now or hereafter acquire that are his personal property (as opposed to those that are the property of AlphaNet).

     15.    Confidential Information of AlphaNet.   Gang recognizes and agrees that AlphaNet’s confidential information concerning its business, its clients, prospects and contacts which includes, but is not limited to, such things as client lists, pricing information, financial information and data, business development plans and strategies, and personnel policies and practices are valuable, special and unique assets of AlphaNet’s business, access to and knowledge of which were and are essential to the performance of Gang’s duties while employed by AlphaNet and a member of the Board. Gang represents that he will not disclose such confidential information, knowledge or data that he obtained during his employment with AlphaNet and that shall not be or become public knowledge (other than by acts of Gang or his representatives in violation of this Agreement) or except as may be required by law. To the extent such revelation is required by law, Gang will give the Company notice of the circumstances which give rise to the legal basis as soon as practical so as to give the Company an opportunity to obtain, at its own cost and expense, any injunctive or other relief necessary to relieve Gang from the obligation of disclosure.

     16.    Injunctive Relief.   It is the parties’ intent to have the promises of confidentiality contained in Paragraph 14 of this Agreement enforced to the fullest extent. Gang and AlphaNet agree that money damages could not adequately compensate AlphaNet in the case of a breach or threatened breach of these promises of confidentiality and that, therefore, AlphaNet would be entitled to injunctive relief upon such breach.

     17.    Confidential Nature of Agreement.   Gang and the Company agree to keep this Agreement and the provisions of this Agreement confidential, except that Gang may disclose the existence and terms of this Agreement, if necessary, to his immediate family members and both parties may disclose the existence and terms of this Agreement, if necessary, to their tax advisors and attorneys and as each party reasonably believes is required by law and otherwise as required by judicial or quasi-judicial process.

     18.    No Admission.   The Parties expressly deny any liability, or violation of any agreement with the other party or of state, federal, or local laws, regulations or ordinances. Accordingly, while this Agreement resolves all issues between the Parties relating to any liability or violation of any such agreement or state, federal, or local laws, regulations or ordinances, this Agreement does not constitute an adjudication or finding on the merits and is not, and shall not be construed as, an admission by the Parties of liability or any violation of such agreement or of any state, federal, or local laws, regulations or ordinances. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the parties of any liability or violation of such agreement or of any state, federal, or local laws, regulations or ordinances.

     19.   Modification.   This Agreement may be modified or amended only by a written instrument duly signed by each of the parties hereto or their respective successors or assigns.

     20.   Controlling Law.   This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflict of laws.

     21.   Entire Agreement.   This Agreement constitutes and contains the complete understanding of Gang and AlphaNet with respect to the subject matter addressed in this Agreement, and supersedes and replaces all prior negotiations and all agreements, whether written or oral, concerning the subject matter of this Agreement. This is an integrated document.

     22.   Severability.   If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable.

     23.    Knowing and Voluntary Waiver.   By his signature below, Gang represents that he understands all of the terms of this Agreement, agrees to all of the terms of this Agreement, including without limitation the releases in Paragraphs 9 through 11 of this Agreement, and has signed this Agreement voluntarily with full understanding of its legal consequences.

     IN WITNESS WHEREOF, the parties to this Agreement, intending to be legally bound, have caused this Agreement to be executed as of the date hereinabove first written.

ALPHANET SOLUTIONS, INC. By: WILLIAM S. MEDVE —————————————— Name: William S. Medve Title: Executive VP, CFO & Treasurer	7/18/02 ——————— date

STAN GANG —————————————— Stan Gang	7/9/02 ——————— date